Exhibit 23.8

W.D. VON GONTEN ENGINEERING LLC

January 6, 2023

Crescent Energy Company

600 Travis Street, Suite 7200

Houston, Texas, 77002

Re:	Contango Oil & Gas Company

Gentlemen:

The firm of W.D. Von Gonten Engineering LLC, the successor in interest to W.D. Von Gonten & Co., consents to the incorporation by reference of W.D. Von Gonten & Co.’s report regarding Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue associated with its 37% ownership interest in Exaro Energy III LLC, into Crescent Energy Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 6, 2023.

Neither W.D. Von Gonten Engineering LLC nor W.D. Von Gonten & Co. has any interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Yours very truly,

W.D. VON GONTEN ENGINEERING LLC

/s/ W.D. Von Gonten Jr.
W.D. VON GONTEN ENGINEERING LLC
W.D. Von Gonten JR
CEO
Houston, Texas